UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 5, 2010

M.D.C. Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-8951	84-0622967
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification #)

4350 South Monaco Street, Suite 500

Denver, Colorado 80237

(Address of Principal Executive Offices)

(303) 773-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On November 5, 2010, Christopher M. Anderson concluded his employment as Senior Vice President and Chief Financial Officer of the Company, effective that day, and the Company and Mr. Anderson entered into a retirement and consulting agreement (the “Consulting Agreement”) pursuant to which Mr. Anderson will provide consulting services to the Company for a period of 90 days, commencing November 6, 2010. In connection with his departure, Mr. Anderson will be paid (i) the final payment due pursuant to the terms of an existing agreement with the Company, (ii) his pro-rated bonus for 2010, and (iii) an amount for accrued and unused vacation. In addition, all of the unvested restricted stock of the Company held by Mr. Anderson became immediately vested upon his departure. Mr. Anderson will be paid $25,000 per month during the term of the Consulting Agreement. Pursuant to the Consulting Agreement, Mr. Anderson has agreed, among other matters, not to compete with the Company or to solicit its employees or otherwise interfere with the Company’s business relationships for a period of one year following his retirement.

The foregoing description of the Consulting Agreement is qualified in its entirety by reference to the full text of the Consulting Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein. The Company’s press release announcing Mr. Anderson’s retirement is attached as Exhibit 99.1 hereto.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit No.	Description

10.1	Retirement and Consulting Agreement dated as of November 5, 2010, by and between Christopher M. Anderson and the Company.

99.1	Press release dated November 8, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

M.D.C. HOLDINGS, INC.

Dated: November 8, 2010	By:	/s/ Joseph H. Fretz
Joseph H. Fretz
Secretary and Corporate Counsel

Exhibit Index

Exhibit No.	Description

10.1	Retirement and Consulting Agreement dated as of November 5, 2010, by and between Christopher M. Anderson and the Company.

99.1	Press release dated November 8, 2010.